UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 28, 2011

RESOURCES CONNECTION, INC.

Delaware (State or other jurisdiction	0-32113 (Commission	33-0832424 (IRS Employer
of incorporation)	File Number)	Identification No.)

17101 Armstrong Avenue, Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(714) 430-6400

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 2, 2011, the Company announced two separate actions regarding its capital structure approved by the Company’s Board of Directors on April 28, 2011.  First, Resources’ Board of Directors declared a regular quarterly dividend of $0.04 per share on the Company’s common stock.  The dividend is payable on June 24, 2011, to stockholders of record at the close of business on May 27, 2011.  The Company’s Board of Directors will assess and approve future dividends quarterly. Second, the Company’s Board of Directors approved a new share buyback authorization for the repurchase of the Company’s common stock with an aggregate dollar limit not to exceed $150 million.  The 2011 buyback authorization will follow the completion of the 2007 stock repurchase program which, as of April 29, 2011, had approximately $6.5 million remaining.

Item 9.01  Financial Statements and Exhibits.

(c)         Exhibits

Exhibit No.	Description

Exhibit 99.1	Press Release entitled “Resources Global Professionals Announces Quarterly Dividend and New Stock Buyback Authorization,” issued May 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOURCES CONNECTION, INC.

Date: May 2, 2011
By: /s/ Donald B. Murray

Donald B. Murray
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press Release issued May 2, 2011

ABOUT RESOURCES GLOBAL PROFESSIONALS

Resources Global Professionals, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – finance and accounting, information management, internal audit, corporate advisory and strategic communications, human capital, legal services and supply chain management.

Resources Global was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 2,700 professionals, annually serving 1,800 clients around the world from more than 80 practice offices.

Headquartered in Irvine, California, Resources Global has served 83 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about Resources Global is available at  http://www.resourcesglobal.com .